Exhibit 99.1

   News Release

FOR IMMEDIATE RELEASE

Contact: Otis Buchanan

949-206-8020

otis.buchanan@liquidmetal.com

Liquidmetal Technologies Announces Hiring of President and CEO; Change in Board of Directors

-     Addition of Ricardo A. Salas as President and CEO and Director

-     John Kang Continues as Chairman of the Board

-     Resignation of Vincent Addonisio as Director

                                                LAKE FOREST, CA, December 30, 2005---Liquidmetal® Technologies, Inc. (LQMT:OB) has announced that Ricardo A. Salas will join the company as President and CEO effective January 1, 2006.  John Kang will transition these positions to Mr. Salas and will remain as the Chairman of the company.  Mr. Kang will also continue to serve the company on a full-time basis with a focus on sales and business development.

                                                Regarding the election of Mr. Salas, Mr. Kang commented:  “Rick brings many years of management and operations experience in leading companies in expanding their business operations.  Rick’s professional experience complements our current people and assets at a time when we believe that our business opportunities are expanding.  His reputation for setting and achieving high standards and goals makes Rick an ideal addition to our team. In addition, his prior familiarity with the company as a board member until 2003 will allow him to contribute immediately as we enter the next phase of the company.  We are excited to be able to bring him on to help lead the company.”

                                                According to Mr. Salas, “Liquidmetal Technologies is a company with great potential built around its proprietary technology, dedicated people and a growing customer base.  I look forward to being part of the team that is going to enable Liquidmetal to achieve its next level of growth.”

                                                Salas is the chairman of iLIANT Corporation, a leading technology and business service provider to the healthcare industry which he founded in early 2000. He  has previously been in executive and operational management roles in several manufacturing, technology and service companies.

                                                In addition, the Company announced that Vincent Addonissio has resigned as a director and audit committee chairman.  His position as a director will be taken by Ricardo Salas.  Dean Tanella, a current Audit committee member, has assumed the role as the committee’s chairman.

About Liquidmetal Technologies, Inc.

Liquidmetal Technologies, Inc. (www.liquidmetal.com) is the leading developer, manufacturer, and marketer of products made from amorphous alloys.  Amorphous alloys are unique materials that are characterized by a random atomic structure, in contrast to the crystalline atomic structure possessed by ordinary metals and alloys.  Bulk Liquidmetal®  alloys are two to three times stronger than commonly used titanium alloys, harder than tool steel, and relatively non-corrosive and wear resistant. Bulk Liquidmetal alloys can also be molded into precision net-shaped parts similar to plastics, resulting in intricate and sophisticated engineered designs.  Liquidmetal Technologies is the first company to produce amorphous alloys in commercially viable bulk form, enabling significant improvements in products across a wide array of industries. The combination of a super alloy’s performance coupled with unique processing advantages positions Liquidmetal alloys for what the company believes will be The Third RevolutionTM in material science.

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